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AEDR FUELS, L.L.C.
Statements of Income
Periods Ended June 30, 1999
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)


                         Quarter     Six Months
                         -------     ----------

Revenues          $   -               $   -
Cost of sales             -               -
                         -----          -----
Gross margin          $   -          $   -
                         -----          -----

Selling, general, and administrative     0.2          0.2
                         -----          -----
Pre-tax net income (loss)               $(0.2)          $(0.2)
                              =====          =====

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